For Immediate Release

THE McGRAW-HILL COMPANIES REPORTS
15% INCREASE IN THIRD QUARTER EPS

Third Quarter 2010 Highlights

-Diluted earnings per share of $1.23
-Operating margin expands to 34.2%
-S&P Credit Market Services revenue up 11.1%

New York, NY, October 26, 2010 — The McGraw-Hill Companies (NYSE: MHP) today announced diluted earnings per share of $1.23 for the third quarter of 2010, a 15.0% increase compared to $1.07 for the same period last year.  Earnings per share in the third quarter of 2010 include a $0.02 gain ($11.1 million pre-tax) for the divestiture of a secondary school business in Australia, the sale of an equity interest in the National Commodity and Derivatives Exchange of India, and the disposition of CRISIL’s remaining interest in Gas Strategies Group; and $0.01 dilution for the acquisition of TheMarkets.com.

Net income for the third quarter increased by 13.0% to $379.9 million.  Revenue in the third quarter grew by 5.5% to $1.98 billion.

“There were a host of contributors to our strong third quarter performance,” said Harold McGraw III, Chairman, President and Chief Executive Officer of The McGraw-Hill Companies.  “They include surging global high-yield issuance in the bond market, a solid gain at S&P Indices, increases in U.S. elementary-high school and higher education in the seasonally most important quarter of the year, double-digit increases in the sales of digital products and services in higher education and professional markets, and global growth in energy information products.”

Education:  Revenue for this segment increased by 5.5% to $1.1 billion in the third quarter compared to the same period last year.  Including a $3.8 million pre-tax gain on the divestiture of a secondary school business in Australia, the operating profit for the third quarter grew by 19.9% to $357.5 million.  Cost controls contributed to the increase in the segment’s operating margin to 33.9%, the best third-quarter performance for McGraw-Hill Education since 2007.  Foreign exchange rates had an immaterial impact on revenue and operating profit in the third quarter.

Revenue for the McGraw-Hill School Education Group increased by 6.7% to $534.7 million in the third quarter versus the same period last year.

Revenue for the McGraw-Hill Higher Education, Professional and International Group grew by 4.3% to $520.0 million in the third quarter, compared to the same period last year.

A strong performance in the state new adoption market was the major factor in McGraw-Hill School Education Group’s third quarter results.  The McGraw-Hill School Education Group is on track to capture approximately 30% of the estimated $825 million to $875 million state new adoption market in 2010.  In 2009, the state new adoption market was about $500 million.

Substantial orders from the adoption states with the biggest student enrollments—Texas, California, and Florida—contributed to the third quarter increase.  Texas, which did not adopt new materials in 2009, bought K–12 reading and literature in 2010.  With its English- and Spanish-language Treasures programs, the McGraw-Hill School Education Group expects to capture about 39% of the K–5 reading market in Texas.  In California, Treasures turned in a strong performance in the second year of that state’s reading adoption, winning an estimated 50% of the K–5 reading opportunity.

In math, the McGraw-Hill School Education Group produced outstanding results with grades 6–12 programs in Florida, California, Indiana, West Virginia, and Oklahoma to help offset a disappointing performance in Florida’s K–5 math adoption.

Solid results were also produced in the adoption states’ non-core disciplines—business and computer science, technical education, and family/consumer services.

Open territory sales declined in the third quarter, reflecting widespread school budget pressures and the 2010 suspension of the Illinois Textbook Loan Program, which had been used to fund many district orders in 2009.

Based on a 65% to 75% increase in state new adoptions this year, the elementary-high school market is expected to grow 4% to 6% in 2010.

In testing, the planned phase out of custom contracts in Florida, California, and Arizona and timing delays in the signing of new contracts for Acuity, the market-leading program in formative assessment, exacerbated a seasonally slow third quarter.

The McGraw-Hill Higher Education, Professional and International Group benefitted from the growth in U.S. college and university enrollments and robust digital sales of products and services in the third quarter.

Recognizing the value of the new digital services, a growing number of students and instructors are registering for McGraw-Hill Connect and other online homework management, assessment, and tutoring products.  Through September, registrations for these products and services have grown to 1.9 million, a 26% increase over the same period last year.

To enhance its rapidly growing lineup of digital products and services, McGraw-Hill Education recently acquired Tegrity, whose scalable, automated lecture capture service has become a core feature of McGraw-Hill Connect, and also launched McGraw-Hill Create, a Google-like search engine that enables instructors to customize content for their courses.  McGraw-Hill Create is also being rolled out internationally and has already produced multi-title sales to two important postsecondary institutions, the Arab Academy for Science, Technology and Maritime Transport in Egypt and the Rotterdam School of Business in the Netherlands.

In the U.S. college and university market in the third quarter, all four of McGraw-Hill Higher Education’s major product lines (Humanities, Social Sciences and Languages; Science, Engineering and Math; Business and Economics; and Career Education) produced gains in the third quarter.

The U.S. higher education market is expected to grow 8% to 10% this year.

McGraw-Hill Higher Education’s best-sellers in the third quarter included:
▪	Nickels, Understanding Business, 9th Edition
▪	Lucas, The Art of Public Speaking, 10th Edition
▪	Saladin, Anatomy & Physiology, 5th Edition
▪	Shier, Holes’ Human Anatomy and Physiology, 12th Edition
▪	McConnell, Brue and Flynn, Economics, 18th Edition

In professional publishing, online sales of books and digital products produced solid growth in the third quarter.  Double-digit e-book sales were a bright spot in the sluggish retail book market, which continues to be buffeted by difficult economic conditions.  More than 5,000 McGraw-Hill professional titles are now available to customers as e-books.

In professional markets, McGraw-Hill’s best-sellers in the third quarter included:
▪	Current Medical Diagnosis & Treatment, 2011, 50th Edition
▪	First Aid for the USMLE Step 1, 2010
▪	Harrison’s Principles of Internal Medicine, 17th Edition
▪	Basic and Clinical Pharmacology, 11th Edition
▪	Chase’s Calendar of Events, 2011, 54th Edition

The top selling McGraw-Hill e-books for professionals in the third quarter were:
▪	Crucial Conversations by Kerry Patterson, et al
▪	Current Medical Diagnosis and Treatment, 49th Edition
▪	Presentation Secrets of Steve Jobs by Carmine Gallo
▪	How to Talk to Anyone by Leil Lowndes
▪	Security Analysis, 7th Edition by Benjamin Graham and David Dodd

In international markets, gains in India, Europe, the Middle East, Asia, and Latin America were offset by declines in Canada, Spain, and Italy.

Financial Services:  Revenue for this segment grew by 9.5% to $697.4 million in the third quarter compared to the same period last year.  Including a $7.3 million pre-tax gain on the sale of an equity interest in the National Commodity and Derivatives Exchange of India and the disposition of CRISIL’s remaining interest in Gas Strategies Group, operating profit increased by 6.6% to $273.1 million.  Increases in incentive compensation, incremental costs for compliance, substantial staff increases overseas, mainly in India, and the acquisition of TheMarkets.com were key drivers in the segment’s 11.4% increase in operating expense in the third quarter.  As a result, the operating margin declined to 39.2%.  Foreign exchange rates reduced revenue by $6.2 million and operating profit by $8.2 million in the third quarter.

Surging new issuance in the global high-yield bond market and a robust syndicated leveraged bank loan market contributed to an 11.1% increase in revenue for Standard & Poor’s Credit Market Services in the third quarter. S&P Credit Market Services, which provides independent credit ratings, credit risk evaluations, and ratings-related information and products, produced revenue of $473.2 million.

Revenue for Standard & Poor’s Investment Services, which provides comprehensive value-added financial data, information, investment indices and research, grew by 6.3% to $224.2 million in the third quarter compared to the same period last year.

Non-transaction revenue at S&P Credit Market Services increased by 4.0% to $310.2 million in the third quarter and accounted for 65.6% of S&P Credit Market Services’ revenue in the third quarter compared to 70.0% for the same period last year.

Transaction revenue at S&P Credit Market Services grew by 27.6%, or $35.2 million to $163.0 million.  Transaction revenue includes ratings of publicly issued debt, bank loan ratings, and corporate credit estimates.

Propelled by refinancing activity and investors’ search for yield, global corporate high-yield issuance in the third quarter started climbing in August and soared in September.  As a result, worldwide corporate high-yield issuance dollar volume was up 49% for the third quarter compared to the same period last year.  In the first nine months of 2010, global corporate high-yield issuance of $248.8 billion has already surpassed the previous full year record of $243.5 billion, which was set in 2007.

New issue dollar volume in the United States increased by 4.0% and European issuance declined by 9.3% in the third quarter compared to the same period last year, according to S&P estimates and information from Thomson Financial and Harrison Scott Publications.  In the U.S., corporate new issue dollar volume grew by 20.4%.  Public finance declined by 7.7%.  Mortgage-backed securities increased by 1.7%.  Asset-backed securities fell by 32.9%.

In Europe, corporate new issue dollar volume declined by 24.9% while mortgage-backed securities grew by 205.9% off a small base.

International revenue grew by 0.9% to $211.2 million in the third quarter and accounted for 44.6% of Standard & Poor’s Credit Market Services’ revenue in the period compared to 49.1% for the third quarter of 2009.

At Standard & Poor’s Investment Services, which accounted for 32.1% of the Financial Services segment revenue in the third quarter, solid results at S&P Indices and Capital IQ offset softness in investment research products and services for the retail markets.

Recovery in global equity markets pushed assets under management in exchange-traded funds based on S&P indices at the end of the third quarter to a record $260.4 billion, a 17.9% year-over-year increase.  There are now 278 exchange-traded funds linked to S&P indices.  The average daily volume of contracts for major exchange-traded derivatives based on S&P indices increased in the third quarter by 7.3% to 3,068,703.  S&P is paid a royalty each time a contract is traded.

Capital IQ continued to add clients, provide new data, and enhance functionality in the third quarter.  Capital IQ had approximately 3,300 clients at the end of the third quarter.  To expand in global markets and increase market penetration among institutional investors, Capital IQ acquired the research and estimates business of TheMarkets.com in the third quarter.  There is a modest overlap between TheMarkets.com’s more than 2,000 clients and Capital IQ’s customers.

Information & Media:  Revenue for this segment in the third quarter declined by 4.7% to $227.8 million compared to the same period last year, but grew by 5.1% excluding the divestiture of BusinessWeek.  Operating profit increased by 55.1% to $45.8 million in the third quarter.  Foreign exchange rates had an immaterial impact on revenue and operating profit in the third quarter.

The Business-to-Business Group’s revenue in the third quarter declined by 7.1% to $204.1 million, but grew by 3.3% excluding BusinessWeek, which was divested on December 1, 2009.  The Business-to-Business Group includes the following brands:  Aviation Week, J.D. Power and Associates, McGraw-Hill Construction, and Platts.

Strong growth in Platts’ energy products and an upswing in advertising at Aviation Week offset softness in the construction and global auto markets.

The Broadcasting Group’s revenue grew by 23.5% to $23.6 million in the third quarter compared to the same period last year.  Political, national, and local sales all improved in the third quarter.

The Outlook:  “In view of our strong performance for the first nine months of 2010, we are increasing guidance for the year,” said Mr. McGraw.  “We now anticipate earnings per share in the $2.60 to $2.65 range and expect to achieve the high end of that range.  The new guidance excludes $0.02 of one-time gains from divestitures, but includes dilution of $0.02 from acquisitions.”

Conference Call/Webcast Details:  The Corporation’s senior management will review the third quarter earnings results on a conference call scheduled for this morning, October 26, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=3431186. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 26, 2010. Domestic participants may call (800) 348-3536; international participants may call +1 (203) 369-3257 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a global information and education company providing knowledge, insights and analysis in the financial, education and business information sectors through leading brands including Standard & Poor’s, McGraw-Hill Education, Platts, and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2009 were $5.95 billion. Additional information is available at http://www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations
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Release issued: October 26, 2010
* * *
Contacts for The McGraw-Hill Companies:
Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
jason_feuchtwanger@mcgraw-hill.com

The McGraw-Hill Companies
Consolidated Statements of Income
Periods ended September 30, 2010 and 2009

(dollars in thousands, except per share data)

(unaudited)	Three Months			Nine Months

	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

Revenue	$1,979,806	$1,875,903	5.5%	$4,644,252	$4,489,290	3.5%

Expenses	1,358,818	1,319,938	(2.9)%	3,506,742	3,512,657	0.2%

Income from operations	620,988	555,965	11.7%	1,137,510	976,633	16.5%

Other (income) loss	(11,058)	-	N/M	(11,058)	13,849	N/M

Interest expense, net	19,319	17,827	(8.4)%	62,198	56,917	(9.3)%

Income before taxes on income	612,727	538,138	13.9%	1,086,370	905,867	19.9%

Provision for taxes on income	223,033	195,882	(13.9)%	395,439	329,735	(19.9)%

Net income	389,694	342,256	13.9%	690,931	576,132	19.9%

Less: net income attributable to noncontrolling interests	(9,844)	(6,145)	60.2%	(16,711)	(12,924)	29.3%

Net income attributable to The McGraw-Hill Companies, Inc.	$379,850	$336,111	13.0%	$674,220	$563,208	19.7%

Earnings per common share:
Basic	$1.24	$1.08	14.8%	$2.17	$1.80	20.6%
Diluted	$1.23	$1.07	15.0%	$2.15	$1.80	19.4%

Dividend per common share	$0.235	$0.225	4.4%	$0.705	$0.675	4.4%

Average number of common shares outstanding:
Basic	307,246	312,471		310,573	312,067
Diluted	309,292	313,642		312,885	312,900

N/M - not meaningful
Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment - As Reported
Periods ended September 30, 2010 and 2009

(dollars in thousands)

(unaudited)	Three Months			Nine Months

	Revenue			Revenue
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education	$1,054,658	$1,000,015	5.5%	$1,936,885	$1,867,832	3.7%
Financial Services	697,379	636,984	9.5%	2,049,210	1,920,926	6.7%
Information & Media	227,769	238,904	(4.7)%	658,157	700,532	(6.0)%
Total revenue	$1,979,806	$1,875,903	5.5%	$4,644,252	$4,489,290	3.5%

	Segment Expenses			Segment Expenses
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education (a)(b)	$697,191	$701,873	0.7%	$1,589,629	$1,625,278	2.2%
Financial Services (a)(b)(c)	424,272	380,801	(11.4)%	1,251,345	1,156,796	(8.2)%
Information & Media (b)	181,938	209,364	13.1%	536,993	653,798	17.9%
Total segment expenses	$1,303,401	$1,292,038	(0.9)%	$3,377,967	$3,435,872	1.7%

	Operating Profit			Operating Profit
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education (a)(b)	$357,467	$298,142	19.9%	$347,256	$242,554	43.2%
Financial Services (a)(b)(c)	273,107	256,183	6.6%	797,865	764,130	4.4%
Information & Media (b)	45,831	29,540	55.1%	121,164	46,734	N/M
Total operating segments	676,405	583,865	15.8%	1,266,285	1,053,418	20.2%
General corporate expense	(44,359)	(27,900)	(59.0)%	(117,717)	(90,634)	(29.9)%
Interest expense, net	(19,319)	(17,827)	(8.4)%	(62,198)	(56,917)	(9.3)%
Total operating profit *	$612,727	$538,138	13.9%	$1,086,370	$905,867	19.9%

N/M - not meaningful
*	Income before taxes on income

(a)
2010 segment expenses and operating profit for the three and nine months include a $3.8 million pre-tax gain on the sale of McGraw-Hill Education's Australian secondary education business and a $7.3 million pre-tax gain on the sale of certain equity interests at the Financial Services segment.

(b)
2009 segment expenses and operating profit for the nine months include a net pre-tax restructuring charge of $15.2 million as follows: McGraw-Hill Education, $11.6 million; Financial Services, $(0.4) million; and Information & Media, $4.0 million.

(c)	2009 segment expenses and operating profit for the nine months include a $13.8 million pre-tax loss on the sale of Vista Research, Inc.

Exhibit 2

The McGraw-Hill Companies
Operating Results by Segment - As Adjusted
Periods ended September 30, 2010 and 2009

(dollars in thousands)

(unaudited)	Three Months			Nine Months

	Revenue			Revenue
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education	$1,054,658	$1,000,015	5.5%	$1,936,885	$1,867,832	3.7%
Financial Services	697,379	636,984	9.5%	2,049,210	1,920,926	6.7%
Information & Media	227,769	238,904	(4.7)%	658,157	700,532	(6.0)%
Total revenue	$1,979,806	$1,875,903	5.5%	$4,644,252	$4,489,290	3.5%

	Segment Expenses			Segment Expenses
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education (a)(b)	$700,969	$701,873	0.1%	$1,593,407	$1,613,662	1.3%
Financial Services (a)(b)(c)	431,552	380,801	(13.3)%	1,258,625	1,143,370	(10.1)%
Information & Media (b)	181,938	209,364	13.1%	536,993	649,809	17.4%
Total segment expenses	$1,314,459	$1,292,038	(1.7)%	$3,389,025	$3,406,841	0.5%

	Operating Profit			Operating Profit
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

McGraw-Hill Education (a)(b)	$353,689	$298,142	18.6%	$343,478	$254,170	35.1%
Financial Services (a)(b)(c)	265,827	256,183	3.8%	790,585	777,556	1.7%
Information & Media (b)	45,831	29,540	55.1%	121,164	50,723	N/M
Total operating segments	665,347	583,865	14.0%	1,255,227	1,082,449	16.0%
General corporate expense	(44,359)	(27,900)	(59.0)%	(117,717)	(90,634)	(29.9)%
Interest expense, net	(19,319)	(17,827)	(8.4)%	(62,198)	(56,917)	(9.3)%
Total operating profit *	$601,669	$538,138	11.8%	$1,075,312	$934,898	15.0%

N/M - not meaningful
*	Income before taxes on income

(a)
2010 segment expenses and operating profit for the three and nine months exclude a $3.8 million pre-tax gain on the sale of McGraw-Hill Education's Australian secondary education business and a $7.3 million pre-tax gain on the sale of certain equity interests at the Financial Services segment.

(b)
2009 segment expenses and operating profit for the nine months exclude a net pre-tax restructuring charge of $15.2 million as follows: McGraw-Hill Education, $11.6 million; Financial Services, $(0.4) million; and Information & Media, $4.0 million.

(c)	2009 segment expenses and operating profit for the nine months exclude a $13.8 million pre-tax loss on the sale of Vista Research, Inc.

Exhibit 3

The McGraw-Hill Companies
Financial Services Segment - Credit Market Services
Periods ended September 30, 2010 and 2009

(dollars in thousands)

Transaction vs. Non-Transaction Revenue

(unaudited)
	2010	2009	% Change
Three Months
Transaction revenue (a)	$162,970	$127,768	27.6%
Non-transaction revenue (b)	310,229	298,302	4.0%
Total Credit Market Services revenue	$473,199	$426,070	11.1%

	2010	2009	% Change
Nine Months
Transaction revenue	$462,863	$386,174	19.9%
Non-transaction revenue	919,666	888,650	3.5%
Total Credit Market Services revenue	$1,382,529	$1,274,824	8.4%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.
(b)	Revenue from annual fees for frequent issuer programs, surveillance and subscriptions.

Domestic vs. International Revenue

(unaudited)
	2010	2009	% Change
Three Months
Domestic revenue	$262,022	$216,783	20.9%
International revenue	211,177	209,287	0.9%
Total Credit Market Services revenue	$473,199	$426,070	11.1%

	2010	2009	% Change
Nine Months
Domestic revenue	$757,486	$676,124	12.0%
International revenue	625,043	598,700	4.4%
Total Credit Market Services revenue	$1,382,529	$1,274,824	8.4%

Exhibit 4

The McGraw-Hill Companies
Non-GAAP Financial Information

(dollars in thousands)

(unaudited)	Three months ended September 30,			Nine months ended September 30,
	2010	2009	% Change	2010	2009	% Change
Revenue:
Information & Media	$227,769	$238,904	(4.7)%	$658,157	$700,532	(6.0)%
Excluding BusinessWeek	-	(22,231)		-	(77,519)
	$227,769	$216,673	5.1%	$658,157	$623,013	5.6%

Information & Media - Business-to-Business	$204,140	$219,768	(7.1)%	$590,551	$642,711	(8.1)%
Excluding BusinessWeek	-	(22,231)		-	(77,519)
	$204,140	$197,537	3.3%	$590,551	$565,192	4.5%

(unaudited)	December 31, 2009
	Three months ended	Twelve months ended
Revenue:
Information & Media	$253,340	$953,872
Excluding BusinessWeek	(21,636)	(99,155)
	$231,704	$854,717

Information & Media - Business-to-Business	$230,016	$872,727
Excluding BusinessWeek	(21,636)	(99,155)
	$208,380	$773,572

In addition to including financial measures under accounting principles generally accepted in the United States of America (U.S. GAAP), The McGraw-Hill Companies disclosed non-GAAP measures that exclude the impact of the divestiture of BusinessWeek. The non-GAAP measures are provided because management believes they provide useful supplemental information for meaningful comparisons of the Company's results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.

Exhibit 5